Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

ACE Convergence Acquisition Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock	457(f)	80,759,726		$463,612,426.02	.0000927	$42,976.88
	Equity	Warrants	457(f)	14,471,303		$5,520,009.90	.0000927	$511.71
Fees Previously Paid	Equity	Common Stock	457(f)	96,966,750		$670,779,360.49	.0000927	$62,181.25
	Equity	Warrants	457(f)	15,157,529		$ 14,145,012.91	.0000927	$1,311.24
		Total Offering Amounts				$469,132,435.92		$43,488.59
		Total Fees Previously Paid						$63,492.49
		Net Fee Due						$0.00